Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-202687, 333-214082, 333-223778, 33-224989 and 333-234572 on Form S-3 and in Registration Statement Nos. 333-193795, 333-210071, 333-223648, 333-233149 and 333-236892 on Form S-8 of our reports dated February 25, 2021, relating to the consolidated financial statements of Dicerna Pharmaceuticals, Inc. and the effectiveness of Dicerna Pharmaceuticals, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Dicerna Pharmaceuticals, Inc. for the year ended December 31, 2020.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
February 25, 2021